Exhibit 3.1


          CERTIFICATE OF AMENDMENT OF CERTIFICATE OF STOCK DESIGNATION
                                       OF
                     6% SERIES C CONVERTIBLE PREFERRED STOCK
                                       OF
                              ATC HEALTHCARE, INC.

ATC Healthcare, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

         1. A Certificate of Stock Designation (the "Series C Designation") setting forth the rights and preferences of the Corporation's 6% Series C Convertible Preferred Stock ("Series C Preferred Stock") was filed with the Secretary of State of the State of Delaware on May 31, 2006.

         2. The Board of Directors of the Corporation has by unanimous written consent adopted the following resolution:

            NOW THEREFORE, BE IT RESOLVED, that the Series C Designation is amended as follows:

               a. The first sentence of Section 6(a) is amended in its entirety so that the same shall be and read as follows:

                    The  conversion  price  at  which  each  share  of  Series C
                    Preferred Stock shall be convertible into Class A Common Stock (the "Conversion Price") shall be initially equal to Forty Cents ($0.40) and shall be adjusted in certain events as provided in Section 6 hereof.

               b. The following paragraph (h) is added at the end of Section 6(e)(iv):

                    (h) shares of Common Stock issued in a private offering (the "2007 Offering") of 2,000,000 shares of Common Stock closed on or about the date of the filing of this Certificate of Amendment, under the Warrants issued as part of that offering or under the terms of the purchase agreement relating to that offering, and shares of Common Stock issued in private offerings completed prior to May 31, 2007 on terms no more favorable than those in effect for the 2007 Offering, under the Warrants issued as part of those other offering or under the terms of the purchase agreements relating to those other offerings.

               and further

               RESOLVED,   that  all  other   provisions   of  the  Series  C
               Designation shall remain in full force and effect.


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         3.  That the  amendment  set  forth  above  has been  consented  to and authorized by the holders of a majority of the issued and outstanding common stock, preferred stock and noteholders entitled to vote, by written consent given in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

         4. That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation law of the State of Delaware.

         IN WITNESS WHEREOF, said corporation has caused this Certificate to be signed by David Savitsky, its CEO, this 12th day of January 2007.

                                                          /s/ David Savitsky
                                                         ---------------------
                                                             David Savitsky, CEO